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                                                        EXHIBIT 10

Approved by the Organization &
Compensation Committee 2/24/94

                            QUAKER STATE CORPORATION
                          ANNUAL INCENTIVE BONUS PLAN

                                    Purpose
The Annual Incentive Bonus Plan (the "Plan") of Quaker State corporation is an incentive compensation plan designed to enhance and reinforce Quaker State's profitable growth by providing key employees with cash reward based on attainment of predetermined goals. A further purpose of the Plan is to aid in obtaining, maintaining, and developing a management group capable of assuring Ouaker State's future success.

                                   SECTION I
                                  DEFINITIONS
(a) Award--the grant by the Committee to a participant of an opportunity to earn a cash bonus.

(b) Corporation--Quaker State Corporation.

(c) Committee--the Organization and Compensation committee appointed by the Board of the Corporation.

(d) Designated Beneficiary--the person or persons designated in writing by a participant as the recipient or recipients of any payments due under the Plan in the event of the participant's death. Such designation must be on file with the Committee in order to be effective, but may be changed from time to time by the participant.

(e) Participant--an employee who has been awarded a bonus under the Plan.

(f) Payment--the cash payment made to a participant.


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(g) Performance Period--the fiscal year during which performance is measured.

(h) Performance Measures--the standards utilized by the Committee to measure performance.

(i) Performance Measure Goals (or Goals)--the objectives or points in the performance measures which when attained will cause bonuses to be earned

(j) Plan--this Annual Incentive Bonus Plan as adopted by the Committee.

                                   SECTION II
                                 ADHINISTRATION
The Plan will be administered under the supervision of the Committee. The Committee shall have full power and authority to determine if bonuses will be awarded in any particular year, to select participants from among those eligible, to determine the percentage of base salary for individual target bonuses, to set goals, and to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan. The decision of the Committee with respect to any issues arising as to the administration and interpretation of this Plan shall be final, conclusive and binding.

                                  SECTION III
                              DESCRIPTION OF PLAN
The Plan is a cash incentive plan providing for the award of bonuses to key employees to be earned if goals established by the Committee for performance measures are met for the fiscal year. In the case of executive officers with corporate-wide responsibility, the performance measures are corporate net


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income or earnings per share as to 80% of the bonus and sales revenues as to
20% of the bonus. In the case of Presidents of individual business segments, the performance measures are operating unit earnings before income taxes ("EBIT") as to 60% of the bonus, sales revenues or sales volume as to 20% of the bonus, and corporate net income or earnings per share for 20% of bonus; and in the case of all other executive officers of operating units, the performance measures will be operating unit EBIT for 80% of the bonus and sales revenues or sales volume as to 20% of the bonus. The annual target bonuses range in 5% increments up to a maximum of 50% of base salary in effect when the bonus opportunities are awarded. In addition to target bonuses which pay out 100% of target, the bonuses include a threshold goal which pays out 50% of the target bonus and a maximum goal which pays out 150% of the target bonus. Bonuses are prorated within this range of 50% to 150% of target, depending on the extent to which the performance measure goals are achieved. Threshold, target and maximum goals for each performance measure will be established annually by the Ccmmittee, and it is expected that threshold goals will be established above the prior year's performance.

                                   SECTION IV
                                 PARTICIPATION
(a) Participation in the Plan shall be limited to key employees of the Corporation and its subsidiaries who occupy positions of special responsibility and trust in the conduct of the business of the Corporation and subsidiaries. In awarding bonuses, the Committee shall consider the employee's position and potential impact on the business results and performance of the Corporation or its subsidiaries.




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(b) The Chief Bxecutive Officer of the Corporation shall provide annually to the Committee in writing his recommendation of those employees who should participate in the Plan for a particular fiscal year. These recommendations are to be effective only after they have been approved by the Committee.

(c) In the event of a participant's termination of employment by reason of death, disability, retirement under any retirement plan of the Corporation or a subsidiary, voluntary termination with the consent of the Corporation or a subsidiary, or the participant becomes entitled to a severance benefit under the Company's Severance Pay Plan for Salaried and Hourly Non-Union Employees (the "Severance Plan"), the participant shall receive a pro rata share of any bonus awarded him or her for that fiscal year for which the performance measure goals are met. The pro rata share shall be based on the weeks worked in the year by the participant divided by the fifty-two. Whether the termination of employment is a voluntary termination with the consent of the Corporation or a subsidiary shall be determined by the Committee and any such determination shall be final and binding, but such terminations will be assumed to be voluntary unless the Committee by resolution determines to the contrary. If the participant either before or after termination of employment engages in employment with a competitor of the Corporation or its subsidiaries or solicits any employee of the Corporation or subsidiary to leave the employment thereof, no bonus shall be paid to the participant.

(d) In the event of a participant's termination of employment for reason other than death, disability, retirement under any retirement plan of

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the Corporation or a subsidiary, voluntary termination with the consent of the Corporation or a subsidiary, or is not entitled to a severance benefit under the Severance Plan, all rights to the payment of a bonus under this Plan will cease to exist on the day of termination of employment.

                                   SECTION V
                            COMMITTEE DETERMINATIONS
The Committee shall annually make the following determinations and take action if appropriate:

(a) Whether an annual bonus will be granted for the following fiscal year;

(b) The key employees who shall participate;

(c) The percentage of each participant's salary which will be paid out upon attaining threshold, target and maximum goals within the 50% maximum range established in this Plan.

(d) The goals for attaining threshold, target and maximum payout.

(e) Whether goals set for the past fiscal year have been attained.

                                   SECTION VI
                                     GOALS
The determination of whether goals are attained shall be at the discretion of the Committee. In making this determination, the Committee may consider the effect of acquisitions, divestitures, the impact of Financial Accounting Standards Board Statements and other unusual items.

                                  SBCTION VII
                               PAYMENTS OF BONUSES

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Bonuses under the Plan shall be payable in cash as soon as feasible after the close of the Performance Period. In the event of the death of the participant, bonuses will be paid to his or her Designated Beneficiary or the participant's estate in the absence of a Desiqnated Beneficiary.

                                  SECTION VIII
                           EFFECTIVE DATE OF THE PLAN

The Plan will be effective as of January 1, 1994, and shall continue in effect until amended or terminated

                                   SECTION IX
                            MISCELLANEOUS PROVISIONS

(a) Assignment or Transfer: No bonuses under the Plan or any rights or interests therein shall be assignable or transferable prior to payment by a participant nor subject to attachment, alienation, sale, pledge or encumbrance. During the lifetime of a participant, bonuses hereunder are payable only to the participant or his legally appointed Guardian.

(b) Communication of Bonuses: All bonuses awarded under the Plan shall immediately be communicated in writing to the participant along with a copy of the Plan.

(c) Withholding Taxes: The Corporation shall have the right to deduct from all bonuses paid hereunder any federal, state or local taxes required by law to be withheld with respect to such bonuses.

(d) Employment at Will: Neither the Plan nor any action taken hereunder shall be construed as giving a participant any right to be retained in the employment of the Corporation.

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(e) Costs and Expenses: The costs and expenses of administering the Plan shall be borne by the Corporation and not charged to any bonus nor to any employee receiving a bonus.

(f) Amendments: The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any bonuses previously awarded under the Plan.